EXHIBIT 99.2

August 5, 2011

FHLBanks' Joint Capital Enhancement Agreement

To Our Members:

On February 28, 2011, the 12 Federal Home Loan Banks (FHLBanks) entered into a Joint Capital Enhancement Agreement (Agreement) intended to enhance the capital position of each FHLBank. I am pleased to announce that the FHLBanks have implemented the provisions of the Agreement. In order to do so, FHLB Chicago has amended its capital plan submission to the Federal Housing Finance Agency (FHFA) and the other 11 FHLBanks have amended their capital plans.

Since 1989, the FHLBanks have paid a portion of their earnings every year to the Resolution Funding Corporation (REFCORP). Starting in 2000, each FHLBank has been required to contribute 20% of its earnings toward these payments. On August 5, 2011, the FHFA certified that the FHLBanks have fully satisfied their REFCORP obligations. Now that the REFCORP obligation has been fully satisfied, each FHLBank will allocate 20% of its net income, beginning with the third quarter in 2011, to its own separate restricted retained earnings account. The allocation will continue until the balance of the account equals at least 1% of its average balance of outstanding consolidated obligations for the previous quarter, as stated in the Agreement. These restricted retained earnings will not be available to pay dividends, but will remain on the Bank's balance sheet as an additional capital buffer against losses. The new restricted retained earnings account established under the Agreement will be separate from any other restricted retained earnings account maintained by the Bank.

We do not anticipate that the requirement to contribute 20 percent of future net income to a restricted retained earnings account under the Agreement will have an impact on the Bank's ability to pay dividends except in the most extreme circumstances.  There is a provision in the Agreement that if, at any time, our restricted retained earnings were to fall below the required level under the Agreement, we would only be permitted to pay dividends out of current net income that is not required to be added to our restricted retained earnings and retained earnings that are not restricted.

The Joint Capital Enhancement Agreement was amended August 5, 2011, to reflect changes to the original Agreement, including:

•	changes to the definition of an automatic termination event,

•	additional provisions for determining whether an automatic termination event has occurred, and

•	modifications to the provisions regarding the release of restricted retained earnings if the Agreement is terminated.

For more information about the Joint Capital Enhancement Agreement, please refer to:

•	The Bank's 8-K filings with the Securities and Exchange Commission on March 1, 2011, and on August 5 , 2011

•	Joint Capital Enhancement Agreement Q&A, dated August 5 , 2011

If you have any questions or comments about the Agreement, please contact your relationship manager.

Sincerely,

Matt Feldman
President and CEO

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This letter contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the potential benefits of the Agreement. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “intended,” “will,” and “expect,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory actions, future operating results, and legislative or regulatory changes. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.